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                                                                    Exhibit 99.4



                          SPECIAL NOTICE TO HOLDERS OF
                          AMERICAN ANNUITY GROUP, INC.
                                  COMMON STOCK

                          WHOSE ADDRESSES ARE OUTSIDE
                          THE UNITED STATES AND CANADA


Subscription Price:  $[_______] per          _____ Rights to Purchase
                     share of Common Stock   _____ Shares of Common Stock of
                                                   American Annuity Group, Inc.


[_______________________________]


[_______________________________]

  Enclosed you will find materials relating to the rights offering (the "Offering") of American Annuity Group, Inc. (the "Company"). A RIGHTS CERTIFICATE REPRESENTING RIGHTS TO SUBSCRIBE FOR ONE SHARE OF COMMON STOCK, $1.00 PAR VALUE PER SHARE, OF THE COMPANY AT $[________] PER SHARE IS NOT INCLUDED IN THIS MAILING, BUT INSTEAD IS BEING HELD ON YOUR BEHALF BY THE EXCHANGE AGENT, SECURITIES TRANSFER COMPANY. The number of Rights that are being held for you is indicated above. If you wish to exercise any or all of these Rights, you must so instruct the Exchange Agent in the manner described in the accompanying Prospectus and Instructions as to Use of Rights Certificates by ____ p.m., Eastern Time, on September ___, 1995.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE OFFERING SHOULD BE DIRECTED TO THE EXCHANGE AGENT, AT (513) 579-2414.